UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 18, 2014

REEF OIL & GAS DRILLING AND INCOME FUND, L.P.

(Exact Name of registrant as specified in its charter)

Texas	333-172846	32-0388630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 N. Central Expressway, Suite 300 Richardson, Texas	75080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 437-6792

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On September 18, 2014, Reef Oil & Gas Drilling and Income Fund, L.P. (the “Registrant”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Arbol Resources, Inc. (“Arbol”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Registrant will purchase from Arbol certain oil and gas working interests in La Salle and Frio Counties, Texas (the “Purchased Interests”), for an initial purchase price of $11.25 million, subject to certain adjustments, including (i) adjustments for certain liabilities incurred on and revenues generated by the Purchased Interests since April 1, 2014 and (ii) certain adjustments related to environmental and title defects found by the Registrant prior to closing the acquisition. The Purchased Interests include interests in 67 producing oil and gas wells, five wells that have been drilled or are being drilled, but have not yet been completed, and an estimated 108 drilling locations on which wells may be drilled in the future, each of which are located in the Eagle Ford Shale. The Registrant expects to finance a portion of the initial purchase price from a third party. Additionally, the Registrant expects that drilling activities on the properties will be conducted over approximately seven years, with the exact timing of such drilling activities to be determined by the operator, and that estimated drilling and development costs of the 108 undrilled locations, net to the Registrant, will total approximately $20 million over the period.

The Registrant and Arbol have made customary representations and warranties and agreed to customary covenants in the Purchase Agreement. Among other things, Arbol is required to: (i) subject to certain exceptions, conduct its business on the Purchased Interests in the ordinary course in all material respects during the interim period between execution of the Purchase Agreement and the consummation of the acquisition, (ii) notify the Registrant of any proposal made by the operator of the Purchased Interests related to the Purchased Interests, and (iii) not incur any liabilities or obligations related to the Purchased Interests, subject to certain exceptions set forth in the Purchase Agreement. Arbol has also agreed to indemnify the Registrant for certain claims, including breaches of the Arbol representations and warranties.

Each party’s obligation to close the acquisition is subject to certain conditions, including, among others: (i) the other party’s representations and warranties being true and correct (subject to certain materiality thresholds and (ii) the other party having performed in all material respects its obligations under the Purchase Agreement. The Registrant anticipates that the closing of the Purchase Agreement will take place on or before October 13, 2014. However, the Registrant, on the one hand, and Arbol, on the other hand, can terminate the Purchase Agreement under certain conditions, including (a) if the other party breaches the Purchase Agreement and such breach would result in the failure of certain conditions to closing, (b) if the acquisition is not consummated on or before October 13, 2014, or (c) the adjustment to the initial purchase price related to environmental and title defects would exceed $1.125 million.

The foregoing description of the Purchase Agreement is not a complete description of all of the parties’ rights and obligations under the Purchase Agreement and is qualified in its entirety by reference to the Purchase Agreement that is filed with this Current Report on Form 8-K as Exhibit 2.1, which is incorporated by reference herein.

The Registrant desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act. This report on Form 8-K contains certain forward looking statements, including those regarding the estimated total drilling and development costs and expected acquisition funding sources, which are subject to change. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. The Registrant cautions readers not to place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward looking statements. A number of risks or uncertainties could cause actual results to differ materially from anticipated results. The Registrant intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the forward-looking statements is included in the Registrant’s Form 10-K for the year ended December 31, 2013.

Item 9.01                                           Financial Statements and Exhibits.

(d)                   Exhibits

Exhibit
Number	Description
2.1	Purchase and Sale Agreement, dated as of September 18, 2014, between Reef Oil & Gas Drilling and Income Fund, L.P. and Arbol Resources, Inc.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 24, 2014

REEF OIL & GAS DRILLING AND INCOME FUND, L.P.,
a Texas limited partnership
(Registrant)

By:	Reef Oil & Gas Partners, L.P.,
its managing general partner

By:	Reef Oil & Gas Partners, GP, LLC,
its general partner

By:	/s/ Michael J. Mauceli
Michael J. Mauceli
Manager

Exhibit Index

Exhibit
Number	Description
2.1	Purchase and Sale Agreement, dated as of September 18, 2014, between Reef Oil & Gas Drilling and Income Fund, L.P. and Arbol Resources, Inc.